Exhibit 99.1

Jury Verdict Results in First Quarter Charge for Shaw

BATON ROUGE, La.--(BUSINESS WIRE)--November 16, 2010--The Shaw Group Inc. (NYSE: SHAW) today announced it received a split jury verdict related to Xcel Energy’s coal-fired power plant project in Pueblo, Colo. As a result of the jury’s verdict and assuming the judgment is not reversed, Shaw will take a charge to earnings in the first quarter of fiscal year 2011 of approximately $63.4 million pre-tax ($38.7 million after-tax), or $0.45 per share on an after-tax basis. The decision results in Xcel making cash payments to Shaw of approximately $40 million.

The verdict relates to a dispute between Shaw and Xcel Energy regarding a contract entered into in February 2006 for the construction of Xcel’s Comanche Unit 3. The Comanche Unit 3 plant began operation in May 2010, and all plant systems and necessary supporting systems were declared by Xcel as operating normally.

Shaw maintains its position that the actions of Xcel and its other contractors resulted in delay and disruption costs to Shaw, which the contract requires Xcel to bear. Although the jury awarded such damages to Shaw, the jury also ruled that Shaw is responsible for damages to Xcel. Shaw disagrees with the overall jury verdict and will pursue post-trial remedies, which may include asking the court to set aside the jury verdict and appeal to the state court of appeals.

As a result of the charge, Shaw revised its fiscal year 2011 guidance for diluted earnings per share excluding the Westinghouse segment to $1.70 - $1.80 and operating cash flow to approximately $115 - $160 million.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is the power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects, operations and financial results, which are based on currently available information. Actual future results and financial performance could vary significantly from those anticipated in such statements.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2009, February 28, 2010, and May 31, 2010, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings. Our current expectations may not be realized as a result of, among other things:

  Changes in our clients’ financial conditions, including their capital spending;
  Our ability to obtain new contracts and meet our performance obligations;
  Client contract cancellations or modifications to contract scope;
  Worsening global economic conditions;
  Changes to the regulatory environment;
  Failure to achieve projected backlog.

As a result of these risks and others, actual results could vary significantly from those anticipated in this presentation, and our financial condition and results of operations could be materially adversely affected. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events, or otherwise.

CONTACT:
The Shaw Group Inc.
Financial Contact:
Chris Sammons, 225-932-2546
chris.sammons@shawgrp.com
or
Media Contact:
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com